Exhibit 99.1

News Release

Contact:

Robert J. Cera

(920)743-5551

Source:

Baylake Corp.

Baylake Corp. Chairman to Retire

Sturgeon Bay, Wisconsin – (PR Newswire) – June 23, 2009

Baylake Corp. (OTC BB: BYLK), a bank holding company with $1.0 billion in assets, announced today that Thomas L. Herlache will retire as Chairman of the Board on June 30, 2009, upon completion of his two-year agreement with the Company to serve as its non-executive Chairman.  Mr. Herlache will continue to serve as a director of Baylake Corp.

Herlache began working full-time at Baylake Bank, formerly Bank of Sturgeon Bay, in 1967 after receiving a J.D. from the University of Wisconsin Law School. He gained direct experience in nearly every area of the bank, including roles as vault teller and trust officer.  Herlache served more than 30 years as Chief Executive Officer for Baylake Bank. He was appointed to the Board of Directors in 1970, and in 1996 became Chairman of the Board.

The Company has also announced that Robert W. Agnew and Richard A. Braun will serve as Co-Chairmen to replace Mr. Herlache.

Agnew, who is President and CEO of Peterson Industries, L.L.C., was elected to the Baylake Corp. Board of Directors in 2001.  Braun has served as Vice-Chairman of the Board of Directors of Baylake Corp. since the merger of Baylake Corp. and Kewaunee County Banc-Shares Inc. in 1994.  Both Mr. Agnew and Mr. Braun are active members of various board committees.

“The board has been and continues to remain focused on becoming more strategic in its planning and execution. The decision to name Co-Chairmen was made to leverage Mr. Braun’s fifteen year history and operating knowledge of Baylake Bank, with the strategic business and organizational management skills that Mr. Agnew’s background provides,” said Baylake Corp. Chief Executive Officer Robert J. Cera.

“I want to thank Mr. Herlache for his service as Chairman and look forward to his continued involvement on the Baylake Corp. Board of Directors,” Cera added.

Baylake Corp., headquartered in Sturgeon Bay, Wisconsin, is the bank holding company for Baylake Bank.  Through Baylake Bank, the Company provides a variety of banking and financial services from 28 financial centers located throughout Northeast and Central Wisconsin, in Brown, Door, Green Lake, Kewaunee, Manitowoc, Outagamie, Waupaca, and Waushara Counties, and from its website at www.baylake.com.